PRESS RELEASE
November 10, 2008

CENTURY CASINOS REPORTS Q3 2008 RESULTS

COLORADO SPRINGS, Colorado, November 10, 2008 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) reported today the financial results for the three and nine months ended September 30, 2008.

Third Quarter 2008

For the third quarter of 2008, net operating revenue was $21,861,000 and consolidated Adjusted EBITDA* was $4,906,000. This represents a 12% decrease in net operating revenue over the same quarter of last year ($24,724,000 in the third quarter of 2007) and a 16% decrease in consolidated Adjusted EBITDA* ($5,875,000 in the third quarter of 2007). Declines in net operating revenue at our properties in Colorado and Caledon, South Africa were partially offset by an increase in net operating revenue at the Company’s properties in Edmonton, Canada and Newcastle, South Africa.

The Company reported a net loss of $14,198,000, or ($0.60) per basic and fully diluted share for the third quarter of 2008. Goodwill impairments and a valuation allowance established for U.S. deferred tax assets resulted in a reduction of $15,378,000, or $0.65 per basic and fully diluted share, to net earnings. Net earnings for the third quarter of 2007 were $1,949,000, or $0.08 per basic and fully diluted share.

In light of the deterioration of the U.S. and Colorado economies, the Company decided to take a conservative approach and has written-off the goodwill of the two Colorado properties. Also, because of the current difficult economic environment in the U.S. and Colorado, the Company considered it prudent to put the U.S. deferred tax asset into a reserve (valuation allowance), which may still be applied against future taxable income.

Nine months ended September 30, 2008

For the first nine months of 2008, net operating revenue was $64,387,000 and consolidated Adjusted EBITDA* was $13,849,000. This represents a 6% decrease in net operating revenue over the same period of last year ($68,458,000 in the first nine months of 2007) and a 13% decrease in consolidated Adjusted EBITDA* ($15,863,000 in the first nine months of 2007). Declines in net operating revenue at our properties in Colorado, particularly at Womacks, and a decline in the average exchange rate between the U.S. dollar and South African rand (“rand”) were partially offset by an improvement in net operating revenue at the Company’s property in Edmonton.

The Company reported a net loss of $12,822,000, or ($0.55) per basic and fully diluted share for the nine months ended September 30, 2008. Goodwill impairments and a valuation allowance established for U.S. deferred tax assets resulted in a reduction of $15,378,000, or $0.66 per basic and fully diluted share, to net earnings. Net earnings for the first nine months of 2007 were $4,532,000, or $0.19 per fully diluted share ($0.20 per basic share).

Property Results

Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton increased 14.7% to $5,656,000 for the third quarter of 2008 compared to $4,930,000 for the third quarter of 2007.  Adjusted EBITDA* was $2,129,000 for the third quarter of 2008 and $1,503,000 for the third quarter of 2007, an increase of 41.7%. In the second half of 2007, the Company converted a dinner theater to a showroom venue that has drawn better attendance. The Alberta Gaming and Liquor Commission increased the number of slot machines at the casino from 600 to 650 in September 2007. In addition, the Company introduced 24-hour poker at the casino during the fourth quarter of 2007.  All of these factors have led to additional play at the casino.

* See discussion and reconciliation of Adjusted EBITDA below
1/11

Net operating revenue at the Century Casino & Hotel in Edmonton increased 25.4% to $17,008,000 for the nine months ended September 30, 2008 compared to $13,562,000 for the nine months ended September 30, 2007. Adjusted EBITDA* was $6,319,000 for the nine months ended September 30, 2008 compared to $3,651,000 in the same 2007 period, a 73.1% increase.

Womacks Casino (Cripple Creek, Colorado, USA) - Net operating revenue at Womacks Casino in Cripple Creek, Colorado decreased 38.4% to $3,086,000 for the third quarter of 2008 from $5,011,000 for the third quarter of 2007.  Gaming revenue in the Cripple Creek market as a whole declined 7.0% during this period compared to a 38.3% decline at Womacks.  Management attributes this to a decline in consumer discretionary income, increased fuel prices and a smoking ban that went into effect on January 1, 2008. In addition, management believes that Womacks lost a significant amount of its customers due to a renovation that began during the fourth quarter of 2007 and continued through the first quarter of 2008. Finally, in late May 2008, a new larger casino opened in Cripple Creek.  The Company is reviewing strategies to improve revenue at Womacks. The Company has replaced the property manager and reduced staffing levels at the casino. As a result of lower gaming revenue at Womacks, we recorded a $7.2 million impairment of goodwill at this property for the three months ended September 30, 2008.   Womacks’ Adjusted EBITDA* for the third quarter of 2008 was $616,000 compared to $1,832,000 in the third quarter of 2007, a decrease of 66.4%. The decrease in Adjusted EBITDA* is due to the decline in revenue, which management believes was a result of the above mentioned factors.

Womacks’ net operating revenue decreased 34.7% to $8,827,000 for the nine months ended September 30, 2008 from $13,510,000 for the nine months ended September 30, 2007. Gaming revenue in the Cripple Creek market as a whole declined 9.0% compared to a 33.2% decline at Womacks.  Womacks’ Adjusted EBITDA* for the nine months ended September 30, 2008 was $1,328,000 compared to $4,804,000 in the same 2007 period. The decrease in Adjusted EBITDA* is primarily due to the decline in revenue.

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City decreased 21.8% to $4,655,000 for the third quarter of 2008 compared to $5,954,000 reported for the third quarter of 2007.  Adjusted EBITDA* for the Century Casino & Hotel in Central City for the third quarter of 2008 decreased to $1,184,000 compared to $1,769,000 in the third quarter of 2007, a 33.1% decrease. The decrease in Adjusted EBITDA* is primarily due to a decrease in gaming revenue, the direct result of a decline in the Central City market as a whole of 20.1% during this period. As a result of lower gaming revenue at the Century Casino and Hotel in Central City, we recorded a $2.1 million impairment of goodwill at this property for the three months ended September 30, 2008.

Net operating revenue at the Century Casino and Hotel in Central City was $13,679,000 for the nine months ended September 30, 2008 compared to $15,529,000 for the nine months ended September 30, 2007, a decrease of 11.9%. Gaming revenue in the Central City market as a whole decreased 20.3% during this period. Adjusted EBITDA* for the Century Casino & Hotel in Central City for the nine months ended September 30, 2008 was $3,235,000 compared to $3,902,000 in the same 2007 period, a decrease of 17.1%. The decrease in Adjusted EBITDA* is primarily due to the decline in revenue.

* See discussion and reconciliation of Adjusted EBITDA below
2/11

On December 31, 2007, the Company acquired the remaining 35% of all issued and outstanding partnership units from the minority investor in its casino in Central City, Colorado. The Company now recognizes 100% of the casino’s net income or losses.

The Caledon Hotel, Spa and Casino (Caledon, South Africa) – Net operating revenue at the Caledon Hotel, Spa and Casino decreased 12% to $3,988,000 for the third quarter of 2008 compared to $4,526,000 reported for the third quarter of 2007, primarily due to a decline in the average exchange rate between the U.S. dollar and the rand and lower customer attendance. Net operating revenue in rand decreased 4.7% to ZAR 31,000,000 for the third quarter of 2008 from ZAR 32,519,000 for the third quarter of 2007. Our market share of the Western Cape gaming revenue declined from 5.1% for the third quarter of 2007 to 4.8% for the third quarter of 2008. As Caledon is located approximately 60 miles from Cape Town, management believes that rising fuel prices throughout 2008 have led local patrons from Cape Town to gamble in Cape Town as opposed to traveling to our casino. The Caledon Hotel, Spa and Casino’s Adjusted EBITDA* for the third quarter of 2008 was $1,263,000 compared to $1,761,000 in the third quarter of 2007, a decrease of 28.3%. The decrease in Adjusted EBITDA* is primarily due to the decline in the average exchange rate and in revenue.

The Caledon Hotel, Spa and Casino’s net operating revenue was $12,277,000 for the nine months ended September 30, 2008 compared to $13,324,000 for the nine months ended September 30, 2007, a decrease of 7.9%. The decrease is primarily due to the decline in the average exchange rate between the U.S. dollar and the rand and lower customer attendance. In rand, net operating revenue at Caledon was ZAR 94,312,000 for the nine months ended September 30, 2008 compared to ZAR 95,213,000 for the nine months ended September 30, 2007, a decrease of 0.9%. Our market share of the Western Cape gaming revenue declined from 5.0% for the nine months ended September 30, 2007 to 4.7% for the nine months ended September 30, 2008. As mentioned above, management believes that rising fuel prices are causing local patrons to gamble in Cape Town as opposed to traveling to our casino. The Caledon Hotel, Spa and Casino’s Adjusted EBITDA* for the nine months ended September 30, 2008 was $4,147,000 compared to $5,010,000 in the same 2007 period, a decrease of 17.2%. The decrease in Adjusted EBITDA* is primarily due to the decline in the average exchange rate and in revenue.

Century Casino and Hotel (Newcastle, South Africa) – Net operating revenue at the Century Casino and Hotel in Newcastle increased 5% to $3,023,000 for the third quarter of 2008 compared to $2,885,000 reported for the third quarter of 2007, primarily due to increased attendance offset by a decline in the average exchange rate between the U.S. dollar and the  rand. Management believes that attendance increased at the casino due to increased marketing efforts and special promotions. Net operating revenue in rand at the Century Casino and Hotel in Newcastle increased 15% to ZAR 23,493,000 for the third quarter of 2008 from ZAR 20,508,000 for the third quarter of 2007. Adjusted EBITDA* at the Century Casino and Hotel in Newcastle for the third quarter of 2008 was $1,044,000 compared to $628,000 for the third quarter of 2007,a 66.2% increase. Our market share of the KwaZulu-Natal gaming revenue increased from 3.4% for the three months ended September 30, 2007 to 3.6% for the three months ended September 30, 2008.

Net operating revenue at the Century Casino and Hotel in Newcastle increased slightly to $8,622,000 for the nine months ended September 30, 2008 compared to $8,595,000 for the nine months ended September 30, 2007. In rand, net operating revenue at the Century Casino and Hotel in Newcastle increased 8.0% to ZAR 66,351,000 for the nine months ended September 30, 2008 from ZAR 61,408,000 for the nine months ended September 30, 2007. Adjusted EBITDA* at the Century Casino and Hotel in Newcastle for the nine months ended September 30, 2008 was $2,794,000 compared to $2,601,000 in the same 2007 period, a 7.4% increase. The increase in Adjusted EBITDA* is primarily due to a decline in general and administrative expenses at the property.

* See discussion and reconciliation of Adjusted EBITDA below
3/11

Other Operations – The Company’s other operations, which include the Century Casino Millennium in Prague and the Company’s ship-based casinos, contributed net operating revenue of $1,453,000 and Adjusted EBITDA* of $177,000 for the third quarter of 2008 compared to net operating revenue of $1,375,000 and Adjusted EBITDA* of $206,000 for the third quarter of 2007. These operations contributed net operating revenue of $3,971,000 and $3,888,000 for the nine months ended September 30, 2008 and 2007, respectively, and contributed Adjusted EBITDA* of $356,000 and $479,000 for the nine months ended September 30, 2008 and 2007, respectively. The decrease in Adjusted EBITDA* is primarily due to increased professional fees and payroll at these operations.

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1,507,000 for the third quarter of 2008 compared to negative Adjusted EBITDA* of $1,824,000 for the third quarter of 2007. The increase in Adjusted EBITDA* is primarily due to a decrease in general and administrative expenses of $265,000 and the recognition of an additional $181,000 of equity earnings from our investment in Casinos Poland, offset by a decline in foreign currency gains recognized period over period of $84,000. We acquired a 33.3% interest in Casinos Poland in March 2007.

Corporate operations reported negative Adjusted EBITDA* of $4,330,000 for the nine months ended September 30, 2008 compared to negative Adjusted EBITDA* of $4,584,000 for the nine months ended September 30, 2007. The increase in Adjusted EBITDA* is due to the recognition of an additional $675,000 of equity earnings from our investment in Casinos Poland and a decrease in general and administrative expenses of $408,000, offset by a decrease in foreign currency gains recognized period over period of $789,000.

For the three months ended September 30, 2008, we reserved approximately $6.0 million in U.S. deferred taxes. If we conclude at a later date that the realization of these deferred taxes is more likely than not, we will reduce the valuation allowance as appropriate.

The Company will post a copy of the Form 10-Q filed with the SEC for the third quarter 2008 on its web site at www.cnty.com/corporate/investor/sec-filings/ on Monday, November 10, 2008.

On Monday, November 10, 2008, Century Casinos will host its Q3 2008 Earnings Conference Call, at 10:30am MST; 6:30pm CET respectively. US domestic participants please dial +1-800-894-5910; all other international participants please use +1-785-424-1052 to dial in. Participants may also listen to the call live or obtain a recording of the call on our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

  * See discussion and reconciliation of Adjusted EBITDA below
4/11

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Operating Revenue:
Gaming	$19,816	$23,163	$58,753	$64,541
Hotel, food and beverage	3,729	3,479	10,390	9,325
Other	581	550	1,659	1,489
Gross revenue	24,126	27,192	70,802	75,355
Less promotional allowances	2,265	2,468	6,415	6,897
Net operating revenue	21,861	24,724	64,387	68,458

Operating Costs and Expenses:
Gaming	8,289	9,222	24,618	25,790
Hotel, food and beverage	2,827	2,802	7,864	7,927
General and administrative	6,316	7,239	19,888	20,024
Impairments and other write-offs, net of recoveries	9,357	9	9,357	34
Depreciation	2,369	1,987	6,945	6,310
Total operating costs and expenses	29,158	21,259	68,672	60,085
Earnings from Equity Investment	218	37	766	91
(Loss) earnings from Operations	(7,079)	3,502	(3,519)	8,464

Non-Operating Income (Expense):
Interest income	37	85	162	802
Interest expense	(1,197)	(1,649)	(4,106)	(5,280)
Other (expense) income, net	(71)	(73)	108	714
Non-operating (expense), net	(1,231)	(1,637)	(3,836)	(3,764)
(Loss) Earnings before Income Taxes, Minority Interest and Preferred Dividends	(8,310)	1,865	(7,355)	4,700
Provision for income taxes	5,710	27	5,006	655
(Loss) Earnings before Minority Interest and Preferred Dividends	(14,020)	1,838	(12,361)	4,045
Minority interest in subsidiary losses, net	(131)	170	(311)	822
Preferred dividends issued by subsidiary	(47)	(59)	(150)	(335)
Net (Loss) Earnings	$(14,198)	$1,949	$(12,822)	$4,532

(Loss) Earnings Per Share:
Basic	$(0.60)	$0.08	$(0.55)	$0.20
Diluted	$(0.60)	$0.08	$(0.55)	$0.19

Weighted Average Shares Outstanding:
Basic	23,522,763	23,051,067	23,432,279	23,043,351
Diluted	23,526,305	23,833,498	23,541,985	23,904,861

5/11

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	September 30, 2008	December 31, 2007
Assets
Current Assets	$11,622	$21,109
Other Assets	149,999	176,974
Total Assets	$161,621	$198,083

Liabilities and Shareholders’ Equity
Current Liabilities	$21,351	$23,903
Non-Current Liabilities	45,119	62,191
Shareholders’ Equity	95,151	111,989
Total Liabilities and Shareholders’ Equity	$161,621	$198,083

6/11

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Net Operating Revenue by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Century Casino & Hotel, Edmonton	$5,656	$4,930	$17,008	$13,562
Womacks Casino & Hotel, Cripple Creek	3,086	5,011	8,827	13,510
Century Casino & Hotel, Central City	4,655	5,954	13,679	15,529
Caledon Hotel, Spa & Casino	3,988	4,526	12,277	13,324
Century Casino & Hotel, Newcastle	3,023	2,885	8,622	8,595
Century Casino Prague & Cruise Ships	1,453	1,375	3,971	3,888
Corporate	-	43	3	50
Consolidated net operating revenue	$21,861	$24,724	$64,387	$68,458

Century Casinos, Inc.
Adjusted EBITDA Margins** by Property (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Century Casino & Hotel, Edmonton	38%	30%	37%	27%
Womacks Casino & Hotel, Cripple Creek	20%	37%	15%	36%
Century Casino & Hotel, Central City	25%	30%	24%	25%
Caledon Hotel, Spa & Casino	32%	39%	34%	38%
Century Casino & Hotel, Newcastle	35%	22%	32%	30%
Century Casino Prague & Cruise Ships	12%	15%	9%	12%
Corporate	-	-	-	-
Consolidated Adjusted EBITDA Margin**	22%	24%	22%	23%

7/11

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* by Property (Unaudited)
For the Three Months Ended September 30, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Caledon	Newcastle	Prague & Cruise Ships	Corporate	Total

Net Earnings	$1,006	$(7,151)	$(2,140)	$560	$362	$59	$(6,894)	$(14,198)
Minority Interest	-	-	-	-	91	-	40	131
Interest Income	(2)	-	-	(9)	(9)	(13)	(4)	(37)
Interest Expense	348	(21)	462	138	179	-	91	1,197
Income Taxes	414	51	(22)	247	188	-	4,832	5,710
Depreciation	363	494	758	327	233	114	80	2,369
Stock Compensation	-	-	-	-	-	-	348	348
Impairments and other write-offs, net of recoveries	-	7,233	2,124	-	-	-	-	9,357
Loss on Disposition of Fixed Assets	-	10	2	-	-	17	-	29
Adjusted EBITDA*	$2,129	$616	$1,184	$1,263	$1,044	$177	$(1,507)	$4,906

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* by Property (Unaudited)
For the Three Months Ended September 30, 2007
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Caledon	Newcastle	Prague & Cruise Ships	Corporate	Total

Net Earnings	$534	$908	$312	$958	$275	$75	$(1,113)	$1,949
Minority Interest	-	-	(224)	-	7	-	47	(170)
Interest Income	(13)	(3)	(6)	(21)	(5)	(7)	(30)	(85)
Interest Expense	373	(28)	734	176	183	-	211	1,649
Income Taxes	266	556	191	319	129	3	(1,437)	27
Depreciation	347	399	762	329	30	55	65	1,987
Stock Compensation	-	-	-	-	-	-	430	430
Impairments and other write-offs, net of recoveries	-	-	-	-	(3)	12	-	9
(Gain) Loss on disposition of fixed assets	(4)	-	-	-	6	68	3	73
Other	-	-	-	-	6	-	-	6
Adjusted EBITDA*	$1,503	$1,832	$1,769	$1,761	$628	$206	$(1,824)	$5,875

8/11

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* by Property (Unaudited)
For the Nine Months Ended September 30, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Caledon	Newcastle	Prague & Cruise Ships	Corporate	Total

Net Earnings	$2,939	$(7,208)	$(2,554)	$1,893	$914	$25	$(8,831)	$(12,822)
Minority Interest	-	-	-	-	188	-	123	311
Interest Income	(17)	-	-	(50)	(38)	(30)	(27)	(162)
Interest Expense	1,059	(69)	1,695	445	573	-	403	4,106
Income Taxes	1,258	17	(299)	849	462	3	2,716	5,006
Depreciation	1,080	1,355	2,267	976	695	337	235	6,945
Stock Compensation	-	-	-	-	-	-	1,045	1,045
Impairments and other write-offs, net of recoveries	-	7,233	2,124	-	-	-	-	9,357
Loss on Disposition of Fixed Assets	-	-	2	34	-	21	6	63
Adjusted EBITDA*	$6,319	$1,328	$3,235	$4,147	$2,794	$356	$(4,330)	$13,849

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* by Property (Unaudited)
For the Nine Months Ended September 30, 2007
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Caledon	Newcastle	Prague & Cruise Ships	Corporate	Total

Net Earnings	$1,138	$2,255	$307	$2,337	$748	$106	$(2,359)	$4,532
Minority Interest	-	-	(1,149)	-	197	-	130	(822)
Interest Income	(57)	(8)	(6)	(83)	(13)	(16)	(619)	(802)
Interest Expense	1,031	(10)	2,389	545	552	-	773	5,280
Income Taxes	586	1,383	188	1,216	424	2	(3,144)	655
Depreciation	954	1,183	2,173	973	599	257	171	6,310
Stock Compensation	-	-	-	-	-	-	458	458
Impairments and other write-offs, net of recoveries	-	-	-	28	6	-	-	34
(Gain) Loss on disposition of fixed assets	(1)	1	-	(6)	6	67	6	73
Other	-	-	-	-	82	63	-	145
Adjusted EBITDA*	$3,651	$4,804	$3,902	$5,010	$2,601	$479	$(4,584)	$15,863

9/11

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

* The Company defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, amortization, minority interest, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations and certain other one-time items. Intercompany transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property.  These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by our lending institutions to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

** The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

###
About Century Casinos, Inc:

Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino and Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, the Century Casino & Hotel in Edmonton, Alberta, Canada, and the Century Casino Millennium in the Marriott Hotel in Prague, Czech Republic. The Company also operates casinos aboard the Silver Cloud and the vessels of Oceania Cruises. Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa, as well as 60% of, and provides technical casino services to, Century Casino Newcastle, in Newcastle, South Africa. Furthermore, the Company's Austrian subsidiary, Century Casinos Europe GmbH, holds a 33.3% ownership interest in Casinos Poland Ltd, the owner and operator of seven full casinos and one slot casino in Poland. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our new website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

10/11

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding revenue growth, marketing efforts, progress at and plans for our casinos, gaming market growth, the impact of improvements at our properties, the impact of the Colorado law banning smoking in casinos and impact of economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 17, 2008 and under Part II. Item 1A of our Quarterly Report on Form 10-Q filed on November 10, 2008. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

11/11